BRF S.A.

A Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

ANNOUNCEMENT TO THE MARKET

Public Proxy Request

BRF S.A. (“BRF” or "Company") hereby informs its Shareholders and the market that:

1. Public Proxy Request - The Company will hold Public Proxy Request, pursuant to Articles 23 to 27 of CVM Instruction 481/2009, to vote at the Company's Extraordinary and Annual General Meetings (“Meetings") to be held on April 7th, 2016 at 11:00 a.m., at the Company’s registered offices at Rua Jorge Tzachel, n. 475, in the city of Itajaí, state of Santa Catarina.

The public proxy will cover all the subjects related to the Meetings´ agenda, in accordance with the information provided in the Convening Notice of March 1st, 2016. The powers of attorneys in physical format shall be received by the Company’s Corporate Governance area, located at Rua Hungria, n. 1.400, 5th floor, CEP 01455-000, Jardim Europa, in the city of São Paulo, state of São Paulo, from 08h00 a.m., March, 14, 2016 until March 31, 2016, at 6h00 p.m.

2. Electronic powers of attorney – The Company will also enable electronic powers of attorney to be sent through www.centuriata.com.br platform to vote in these Meetings. To access the electronic platform you must first register and obtain a login access, and the registration and login are completely free for the Shareholders. The instructions of how to send the electronic powers of attorney are available directly at the platform. The electronic powers of attorney shall be delivered through the platform in the period between March 14th, 2016 to March 31st, 2016, at 00:00 am.

Copies of the documents to be discussed in the Meetings, including those required by CVM Instruction 481/2009 are available to shareholders at the Company's head office, in its Investor Relations' website (www.brf-br.com/ir), at the tab Corporate Governance, as well in the Brazilian Securities and Exchange Commission – CVM (www.cvm.gov.br), in the BM&FBOVESPA (www.bmfbovespa.com.br) and in the US Security Exchange Commission – SEC (www.sec.gov) websites.

São Paulo, March 1st, 2016.

José Alexandre Carneiro Borges

Chief Financial and Investor Relations Officer